UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/02/2015

Sypris Solutions, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-24020

DE	61-1321992
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Bullitt Lane, Suite 450, Louisville, KY 40222
(Address of principal executive offices, including zip code)

502-329-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 2, 2015, the Compensation Committee of the Board of Directors of Sypris Solutions, Inc. (the "Company") approved the Company's entry into employment agreements ("Employment Agreements") with participants in the 2015 Executive Long-Term Incentive Program ("ELTIP"), effective March 5, 2015. Each participant in the 2015 ELTIP, including named executive officers Paul G. Larochelle and John J. Walsh, executed an Employment Agreement, with the exception of Jeffrey T. Gill, the Company's President and Chief Executive Officer.

Each Employment Agreement is for a term of one year and provides that if, during the term of the Employment Agreement, the employee's employment is terminated without Cause (as defined in the Employment Agreement ) then (i) the employee will continue to receive his current salary for a period of 12 months following the date of termination, provided that if the employee becomes employed by another entity during such time, the employee will only receive 30% of such salary, and (ii) the employee's outstanding restricted stock and stock options will become 100% vested and remain exercisable until the expiration date then in effect for such stock or options. The Employment Agreements also contain confidentiality, non-compete and non-solicitation covenants by the employee during the term of the agreement.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Employment Agreement, which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sypris Solutions, Inc.

Date: March 06, 2015	By:	/s/ John R. McGeeney
John R. McGeeney
Vice President, General Counsel and Secretary